Exhibit 17(e)

Prospectus • October 25, 2002

Mercury Total Return Bond Fund

This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

[LOGO] M E R C U R Y F U N D S

MERCURY TOTAL RETURN BOND FUND

[ICON] Fund Facts

In an effort to help you better understand the many concepts involved in making an investment decision, we have defined the highlighted terms in this prospectus in the sidebar.

U.S. Government Securities — include direct obligations issued by the U.S. Treasury and securities issued or guaranteed by U.S. government agencies and instrumentalities.

Corporate Bonds — debt securities issued by corporations, as distinct from bonds issued by a government or its agencies or instrumentalities.

Asset-backed Securities — bonds or notes backed by loan paper or accounts receivable originated by banks, credit card companies or other providers of credit.

Mortgage-backed Securities — securities that give the holder the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans, which in some cases are guaranteed by government agencies.

ABOUT THE MERCURY TOTAL RETURN BOND FUND

What is the Fund’s investment objective?

The Fund’s investment objective is to maximize long-term total return.

What are the Fund’s main investment strategies?

The Fund normally invests at least 80% of its net assets plus borrowings for investment purposes in a diversified portfolio of bonds of different maturities. These include U.S. government securities, corporate bonds, asset-backed securities and mortgage-backed securities. At least 85% of its investments are investment grade — that is, rated in the top four categories by a major rating agency. Up to 15% of its investments may be rated below investment grade (none below B). The Fund’s duration will be from two to eight years. The Fund may actively and frequently trade its portfolio securities.

The Fund is a “feeder” fund that invests all of its assets in a corresponding “master” portfolio (the “Total Return Bond Master Portfolio”) of Fund Asset Management Master Trust (the “Trust”) which has the same objective as the Fund. All investments are made at the Trust level. This structure is sometimes called a “master/feeder” structure. The Fund’s investment results will correspond directly to the investment results of the Total Return Bond Master Portfolio. For simplicity, this prospectus uses the term “Fund” to include the Total Return Bond Master Portfolio of the Trust.

What are the main risks of investing in the Fund?

As with any fund, the value of the Fund’s investments — and therefore the value of Fund shares — may fluctuate. These changes may occur in response to interest rate changes or other developments that may affect a particular issuer or obligation. Generally, when interest rates go up, the value of bonds goes down. The value of the Fund’s shares also may be affected by market conditions and economic or political developments. The longer the duration of the Fund, the more the Fund’s price will go down if interest rates go up. If the value of the Fund’s investments goes down, you may lose money. We cannot guarantee that the Fund will achieve its investment objective.

The Fund may invest in mortgage-backed and asset-backed securities. In addition to normal bond risks, these securities are subject to prepayment risk and extension risk, and may involve more volatility than other bonds of similar maturities. The Fund also may invest in “junk” bonds, which have more credit risk and tend to be less liquid than higher-rated securities.

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[ICON] Fund Facts

Duration — a measure of how much the price of a bond would change compared to a change in market interest rates. See page 8 for an example.

Prepayment Risk — the risk that, when interest rates fall, certain obligations will be paid off by the obligor more quickly than anticipated and the proceeds will be reinvested at lower interest rates.

Extension Risk — the risk that, when interest rates rise, certain obligations will be paid off more slowly by the obligor than anticipated and the value of these securities will fall.

Volatility — the amount and frequency of changes in a security’s value.

“Junk” Bonds — bonds with a credit rating of BB/Ba or lower by rating agencies.

Credit Risk — the risk that the issuer of bonds will be unable to pay the interest or principal when due.

High portfolio turnover resulting from active and frequent trading results in higher mark ups and other transactions costs and can result in a greater amount of dividends from ordinary income rather than capital gains.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

See “Investment Risks” for more information about the risks associated with the Fund.

Who should invest?

Investors should consider their own investment goals, time horizon and risk tolerance before investing in the Fund. An investment in the Fund may not be appropriate for all investors and is not intended to be a complete investment program.

The Fund may be an appropriate investment for you if you:
•	Are looking for an investment that provides income.
•	Want a professionally managed and diversified portfolio.
•	Are willing to accept the risk that the value of your investment may decline as a result of interest rate movements in order to seek long-term total return.
•	Are prepared to receive taxable dividends.

MERCURY TOTAL RETURN BOND FUND	3

[ICON] Fund Facts

RISK/RETURN BAR CHART

The bar chart below and table shown on page 5 provide an indication of the risks of investing in the Fund. The bar chart shows changes in performance of the Class I shares of the Fund. Sales charges are not reflected in the bar chart. If sales charges were reflected, returns would be less than those shown. The table compares the average annual total returns for each class of the Fund’s shares for the periods shown with those of the Lehman Brothers Aggregate Bond Index, a broad measure of market performance. The Fund’s performance prior to October 6, 2000 was before its investment in the Total Return Bond Master Portfolio. How the Fund has performed in the past (before and after taxes) is not necessarily an indication of how the Fund will perform in the future.

During the period shown in the bar chart, the highest return for a quarter was 6.58% (quarter ended June 30, 1995) and the lowest return for a quarter was -2.37% (quarter ended March 31, 1996). The Fund’s year-to-date return as of September 30, 2002 was 7.82%.

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[ICON] Fund Facts

After-tax returns are shown only for Class I shares and will vary for other classes. The after-tax returns are calculated using the historical highest marginal Federal individual income tax rates in effect during the periods measured. The after-tax returns do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. The after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts or through tax advantaged education savings accounts.

Average Annual Total Returns (for the periods ended December 31, 2001)	One Year	Five Years	Life of Fund

Class I
Return Before Taxes*	3.49%	5.76%	7.62	%(1)
Return After Taxes on Distributions*	1.02%	2.96%	4.65	%(1)
Return After Taxes on Distributions and Sale of Fund Shares*	2.07%	3.17%	4.62	%(1)

Class A
Return Before Taxes*	3.23%	N/A	4.25	%(2)

Class B
Return Before Taxes*	3.31%	N/A	5.01	%(3)

Class C
Return Before Taxes*	5.36%	N/A	7.41	%(3)

Lehman Brothers Aggregate Bond Index†	8.44%	7.43%	7.32	%(4)
			8.18	%(5)
			7.28	%(6)

*	Includes all applicable fees and sales charges.
†	The Lehman Brothers Aggregate Bond Index is an unmanaged market-weighted index comprised of investment-grade bonds (rated BBB or better), mortgages and U.S. Treasury and government agency issues with at least one year to maturity. Performance of the index does not reflect the deduction of fees, expenses or taxes. Past performance is not predictive of future performance.
(1)	Since December 6, 1994.
(2)	Since June 2, 1999.
(3)	Since October 6, 2000.
(4)	Since December 31, 1994.
(5)	Since June 30, 1999.
(6)	Since October 31, 2000.

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[ICON] Fund Facts

UNDERSTANDING EXPENSES

Fund investors pay various expenses, either directly or indirectly. Listed below are some of the main types of expenses that the Fund may charge:

Expenses paid directly by the shareholder:

Shareholder Fees — these include sales charges which you may pay when you buy or sell shares of the Fund.

Expenses paid indirectly by the shareholder:

Annual Fund Operating Expenses — expenses that cover the costs of operating the Fund.

Management Fee — a fee paid to the Investment Adviser for managing the Trust.

Distribution Fees — fees used to support the Fund’s marketing and distribution efforts, such as compensating financial consultants and other financial intermediaries, advertising and promotion.

Service (Account Maintenance) Fees — fees used to compensate securities dealers or other financial intermediaries for account maintenance activities.

FEES AND EXPENSES

The Fund offers four different classes of shares. Although your money will be invested the same way no matter which class of shares you buy, there are differences among the fees and expenses associated with each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your financial advisor, selected securities dealer or other financial intermediary can help you with this decision.

This table shows the different fees and expenses that you may pay if you buy and hold the different classes of shares of the Fund. Future expenses may be greater or less than those indicated below.

Shareholder Fees (fees paid directly from your investment)(a):	Class I		Class A		Class B(b)		Class C

Maximum Sales Charge (Load) imposed on purchases (as a percentage of offering price)	4.25%	(c)	4.25%	(c)	None		None

Maximum Deferred Sales Charge (Load) (as a percentage of original purchase price or redemption proceeds, whichever is lower)	None	(d)	None	(d)	4.00%	(c)	1.00%	(c)

Maximum Sales Charge (Load) imposed on Dividend Reinvestments	None		None		None		None

Redemption Fee	None		None		None		None

Exchange Fee	None		None		None		None

Annual Fund Operating Expenses (expenses that are deducted from the Fund’s total assets)(e):

Management Fees(f)	0.30%		0.30%		0.30%		0.30%

Distribution and/or Service (12b-1) Fees(g)	None		0.25%		1.00%		1.00%

Other Expenses (including transfer agency and administrative fees)(h)	0.78%		0.77%		0.76%		0.76%

Total Annual Fund Operating Expenses(i)	1.08%		1.32%		2.06%		2.06%

(a)	Certain selected securities dealers or other financial intermediaries may charge a fee to process a purchase or sale of shares. See “Your Account — How to Buy, Sell, Transfer and Exchange Shares.”
(b)	Class B shares automatically convert to Class A shares about ten years after you buy them and will no longer be subject to distribution fees.
(c)	Some investors may qualify for reductions in the sales charge (load).
(d)	You may pay a deferred sales charge if you purchase $1 million or more and you redeem within one year.
(e)	The fees and expenses include both the expenses of the Fund and the Fund’s share of the expenses of the Total Return Bond Master Portfolio.
(f)	Paid by the Total Return Bond Master Portfolio.
(g)	The Fund calls the “Service Fee” an “Account Maintenance Fee.” Account Maintenance Fee is the term used elsewhere in this prospectus and in all other Fund materials. If you hold Class B or C shares over time, it may cost you more in distribution (12b-1) fees than the maximum sales charge that you would have paid if you had bought one of the other classes.
(h)	Includes administrative fees, which are payable to the Investment Adviser by the Fund at the annual rate of 0.25% of the Fund’s average daily net assets.
(footnotes continued on following page)

6	MERCURY TOTAL RETURN BOND FUND

[ICON] Fund Facts

(footnotes continued from previous page)
(i)	The Investment Adviser has agreed to a voluntary waiver so that the Total Annual Fund Operating Expenses will not exceed 0.65% for Class I Shares, 0.90% for Class A Shares, 1.65% for Class B Shares and 1.65% for Class C Shares. Total Annual Fund Operating expenses in the fee table do not include the waiver because it may be discontinued or reduced by the Investment Adviser at any time without notice.

Examples:

The example below is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. These examples assume that you invest $10,000 in the Fund for the time periods indicated, that your investment has a 5% return each year, that you pay the sales charges, if any, that apply to the particular class and that the Fund’s operating expenses remain the same except for the expense reimbursement in effect for the first year. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in these examples. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

EXPENSES IF YOU DID REDEEM YOUR SHARES:

	Class I	Class A	Class B	Class C

One year	$ 530	$ 554	$ 609	$ 309

Three years	$ 754	$ 826	$ 946	$ 646

Five years	$ 995	$1,118	$1,308	$1,108

Ten years	$1,686	$1,948	$2,390	$2,390

EXPENSES IF YOU DID NOT REDEEM YOUR SHARES:

	Class I	Class A	Class B	Class C

One year	$ 530	$ 554	$ 209	$ 209

Three years	$ 754	$ 826	$ 646	$ 646

Five years	$ 995	$1,118	$1,108	$1,108

Ten years	$1,686	$1,948	$2,390	$2,390

MERCURY TOTAL RETURN BOND FUND	7

[ICON] About the Details

About the Portfolio Management Team — The Fund is managed by a team of investment professionals.

Patrick Maldari has been a Managing Director at Mercury Advisors since 1999, head of the Total Return Investment Team at Mercury Advisors since 2001 and has been a Portfolio Manager at Mercury Advisors since 1987.

James J. Pagano has been a Vice President at Mercury Advisors since 1997 and a Portfolio Manager with the Total Return Team since 2001.

John Burger has been a Director at Mercury Advisors since 1996 and head of the Corporate Total Return Investment Team at Mercury Advisors since 2001.

Frank Viola has been a Managing Director and head of the Structured Products Investment Team at Mercury Advisors since 2001 and has been a Portfolio Manager at Mercury Advisors since 1997.

About the Investment Adviser — The Fund is managed by Mercury Advisors.

HOW THE FUND INVESTS

The Fund’s investment objective is to maximize long-term total return. The Fund invests in bonds with a portfolio duration of two to eight years. Investments are concentrated in areas of the bond market (based on quality, sector, coupon or maturity) that the Investment Adviser believes are relatively undervalued.

Types of Investments

The Fund seeks to achieve its objective by investing mainly in investment grade, interest-bearing securities of varying maturities. These include:
•	U.S. Government securities
•	preferred stocks
•	mortgage-backed and other asset-backed securities
•	corporate bonds
•	bonds that are convertible into stocks

Under normal circumstances, the Fund invests at least 80% of its net assets plus borrowings for investment purposes in bonds.

The Investment Adviser sells securities to manage portfolio duration, yield curve exposure, sector exposure, diversification and credit quality.

Ratings Limitations
•	at least 85% of total assets rated investment grade or, if short-term, the second highest quality grade, by a major rating agency such as Moody’s Investors Service (“Moody’s”) or Standard & Poor’s (“S&P”)
•	up to 15% of total assets rated below investment grade (below Baa by Moody’s or below BBB), but none below B

The Investment Adviser can invest in unrated securities and will assign them the rating of a rated security of comparable quality. After the Fund buys a security, it may be given a lower rating or stop being rated. This will not require the Fund to sell it, but the Investment Adviser will consider the change in rating in deciding whether to keep the security.

Maturity and Duration Requirements

Maturity — The effective maturity of a bond is the weighted average period over which principal is expected to be repaid. Stated maturity is the date when the issuer is scheduled to make the final payment of principal. Effective maturity is different than stated maturity because it estimates the effect of expected principal prepayments and call provisions.

8	MERCURY TOTAL RETURN BOND FUND

[ICON] About the Details

Duration — Duration measures the potential volatility of the price of a bond or a portfolio of bonds prior to maturity. Duration is the magnitude of the change in price of a bond relative to a given change in the market interest rate. Duration incorporates a bond’s yield, coupon interest payments, final maturity, call and put features and prepayment exposure into one measure.

For any bond with interest payments occurring before principal is repaid, duration is ordinarily less than maturity. Generally, the lower the stated or coupon rate of interest of a bond, the longer the duration. The higher the stated or coupon rate of interest of a bond, the shorter the duration. The calculation of duration is based on estimates.

Duration is a tool to measure interest rate risk. Assuming a 1% change in interest rates and the duration shown below, the Fund’s price would change as follows.

Duration	Change in Interest Rates

4.5 yrs.	1% decline — 4.5% gain in Fund price

1% rise — 4.5% decline in Fund price

Other factors such as changes in credit quality, prepayments, the shape of the yield curve and liquidity affect the price of the Fund and may correlate with changes in interest rates. These factors can increase swings in the Fund’s share price during periods of volatile interest rate changes.

Portfolio Turnover

As a result of the strategies described above, the Fund may have an annual portfolio turnover rate above 100%. Portfolio turnover is generally the percentage found by dividing the lesser of portfolio purchases or sales by the monthly average value of the portfolio. High portfolio turnover (100% or more) results in higher mark ups and other transaction costs and can affect the Fund’s performance. It also can result in a greater amount of dividends as ordinary income rather than long-term capital gains.

Other Investments

In addition to these principal investments, the Fund also may invest in:
•	bank certificates of deposit, fixed time deposits and bankers’ acceptances
•	repurchase agreements, reverse repurchase agreements and dollar rolls

MERCURY TOTAL RETURN BOND FUND	9

[ICON] About the Details

•	obligations of foreign governments or their subdivisions, agencies and instrumentalities
•	obligations of international agencies or supra-national entities
•	municipal bonds

Foreign Bonds

The Fund may invest in foreign bonds as follows:
•	up to 25% of total assets in foreign bonds that are denominated in U.S. dollars
•	up to 15% of total assets in foreign bonds that are not denominated in U.S. dollars
•	up to 15% of total assets in emerging market foreign bonds

Money Market Investments

To meet redemptions and when waiting to invest cash receipts, the Fund may invest in short-term, investment grade bonds, money market mutual funds and other money market instruments.

Temporary Defensive Investments

The Fund temporarily can invest up to 100% of its assets in short-term, investment grade bonds and other money market instruments in response to adverse market, economic or political conditions. The Fund may not achieve its objective using this type of investing.

INVESTMENT RISKS

This section contains a summary discussion of the general risks of investing in the Fund. As with any mutual fund, there can be no guarantee that the Fund will meet its goals or that the Fund’s performance will be positive for any period of time.

The Fund’s principal risks are listed below:

Market and Selection Risk

Market risk is the risk that the market will go down in value, including the possibility that the market will go down sharply and unpredictably. Selection risk is the risk that the investments that selects will underperform the market or other funds with similar investment objectives and investment strategies.

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[ICON] About the Details

Mortgage-Backed Securities

Mortgage-backed securities are the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans. When interest rates fall, borrowers may refinance or otherwise repay principal on their mortgages earlier than scheduled. When this happens, certain types of mortgage-backed securities will be paid off more quickly than originally anticipated. Prepayment reduces the yield to maturity and average life of the mortgage-backed securities. In addition, when the Fund reinvests the proceeds of a prepayment, it may receive a lower interest rate than the rate on the security that was prepaid. This risk is known as “prepayment risk.” When interest rates rise, certain types of mortgage-backed securities will be paid off more slowly than originally anticipated and the value of these securities will fall. This risk is known as extension risk.

Because of prepayment risk and extension risk, mortgage-backed securities react differently to changes in interest rates than other bonds. Small movements in interest rates (both up and down) may quickly and significantly reduce the value of certain mortgage-backed securities.

Asset-Backed Securities

Like traditional bonds, the value of asset-backed securities typically increases when interest rates fall and decreases when interest rates rise. Certain asset-backed securities may also be subject to the risk of prepayment. In a period of declining interest rates, borrowers may pay what they owe on the underlying assets more quickly than anticipated. Prepayment reduces the yield to maturity and the average life of the asset-backed securities. In addition, when the Fund reinvests the proceeds of a prepayment, it may receive a lower interest rate than the rate on the security that was prepaid. In a period of rising interest rates, prepayments may occur at a slower rate than expected. As a result, the average maturity of the Fund’s portfolio will increase. The value of long-term securities changes more widely in response to changes in interest rates than shorter-term securities.

Credit Risk

Credit risk is the risk that the issuer of bonds will be unable to pay the interest or principal when due. The degree of credit risk depends on both the financial condition of the issuer and on the terms of the specific bonds.

MERCURY TOTAL RETURN BOND FUND	11

[ICON] About the Details

Interest Rate Risk

Interest rate risk is the risk that prices of bonds generally increase when interest rates decline and decrease when interest rates increase. Prices of longer-term securities generally change more in response to interest rate changes than do prices of shorter-term securities.

Call and Redemption Risk

Investments in bonds carry the risk that a bond’s issuer will call the bond for redemption prior to the bond’s maturity. If there is an early call of a bond, the

Fund may lose income and may have to invest the proceeds of the redemption in bonds with lower yields than the called bond. These risks are similar to prepayment risk.

Junk Bonds

Junk bonds are bonds that are rated below investment grade by the major rating agencies or are unrated securities that the Fund’s Investment Adviser believes are of comparable quality. Although junk bonds generally pay higher rates of interest than investment grade bonds, they are high risk investments that may cause income and principal losses for the Fund. Junk bonds generally are less liquid and experience more price volatility than higher rated bonds. The issuers of junk bonds may have a larger amount of outstanding debt relative to their assets than issuers of investment grade bonds. In the event of an issuer’s bankruptcy, claims of other creditors may have priority over the claims of junk bond holders, leaving few or no assets available to repay junk bond holders. Junk bonds may be subject to greater call and redemption risk than higher rated debt securities.

The Fund also may be subject to the following risks:

When-Issued Securities, Delayed-Delivery Securities and Forward Commitments

When-issued securities, delayed-delivery securities and forward commitments involve the risk that the security the Fund buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party will not meet its obligation. If this occurs, the Fund loses the investment opportunity for the assets it has set aside to pay for the security and any gain in the security’s price.

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[ICON] About the Details

Variable Rate Demand Obligations

These are floating rate securities that consist of an interest in a long-term bond and the conditional right to demand payment prior to the bond’s maturity from a bank or other financial institution. If the bank or other financial institution is unable to pay on demand, the Fund may be adversely affected. In addition, these securities are subject to credit risk.

Indexed and Inverse Floating Rate Securities

The Fund may invest in securities whose potential returns are directly related to changes in an underlying index or interest rate, known as indexed securities. The return on indexed securities will rise when the underlying index or interest rate rises and fall when the index or interest rate falls. The Fund may also invest in securities whose return is inversely related to changes in an interest rate (“inverse floaters”). In general, inverse floaters change in value in a manner that is opposite to most bonds — that is, interest rates on inverse floaters will decrease when short-term rates increase and increase when short-term rates decrease. Investments in indexed securities and inverse floaters may subject the Fund to the risk of reduced or eliminated interest payments. Investments in indexed securities also may subject the Fund to loss of principal. In addition, certain indexed securities and inverse floaters may increase or decrease in value at a greater rate than the underlying interest rate, which effectively leverages the Fund’s investment. As a result, the market value of such securities will generally be more volatile than that of fixed rate securities. Both indexed securities and inverse floaters can be derivative securities and can be considered speculative.

Sovereign Debt

The Fund may invest in sovereign debt securities. These securities are issued or guaranteed by foreign government entities. Investments in sovereign debt subject the Fund to the risk that a government entity may delay or refuse to pay interest or repay principal on its sovereign debt. Some of these reasons may include cash flow problems, insufficient foreign currency reserves, political considerations, the relative size of its debt position to its economy or its failure to put in place economic reforms required by the International Monetary Fund or other multilateral agencies. If a government entity defaults, it may ask for more time in which to pay or for further loans. There is no legal process for collecting sovereign debts that a government does not pay.

Corporate Loans

Corporate loans are subject to the risk of loss of principal and income. Borrowers do not always provide collateral for corporate loans and the value of the collateral

MERCURY TOTAL RETURN BOND FUND	13

[ICON] About the Details

may not completely cover the borrower’s obligations at the time of a default. If a borrower files for protection from its creditors under the U.S. bankruptcy laws, these laws may limit the Fund’s rights to its collateral. In addition, the value of collateral may erode during a bankruptcy case. In the event of a bankruptcy, the holder of a corporate loan may not recover its principal, may experience a long delay in recovering its investment and may not receive interest during the delay.

Convertible Securities

Convertibles are generally bonds or preferred stocks that may be converted into common stock. Convertibles typically pay current income, as either interest (bond convertibles) or dividends (preferred stocks). A convertible’s value usually reflects both the stream of current income payments and the value of the underlying common stock. The market value of a convertible performs like regular bonds; that is, if market interest rates rise, the value of a convertible usually falls. Since it is convertible into common stock, the convertible also has the same types of market and issuer risk as the underlying common stock.

Foreign Market Risk

The Fund may invest in companies located in countries other than the United States. This may expose the Fund to risks associated with foreign investments.
•	The value of holdings traded outside the United States (and any hedging transactions in foreign currencies) will be affected by changes in currency exchange rates
•	The costs of non-U.S. securities transactions tend to be higher than those of U.S. transactions
•	Foreign holdings may be adversely affected by foreign government action
•	International trade barriers or economic sanctions against certain non-U.S. countries may adversely affect those holdings

Derivatives

The Fund may use derivatives. Derivatives are financial instruments whose value is derived from another security, a commodity (such as gold or oil) or an index such as the S&P 500. Derivatives allow the Fund to increase or decrease its risk exposure more quickly and efficiently than other types of instruments.

Derivatives are volatile and involve significant risks, including:

•	Leverage Risk — the risk associated with certain types of investments or trading strategies (such as borrowing money to increase the amount of investments) that relatively small market movements may result in

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[ICON] About the Details

large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.
•	Credit Risk — the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Fund.
•	Currency Risk — the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.
•	Liquidity Risk — the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.
•	Index Risk — If the derivative is linked to the performance of an index, it will be subject to the risks associated with changes in that index. If the index changes, the Fund could receive lower interest payments or experience a reduction in the value of the derivative to below what the Fund paid. Certain indexed securities, including inverse securities (which move in an opposite direction to the index), may create leverage, to the extent that they increase or decrease in value at a rate that is a multiple of the changes in the applicable index.

Securities Lending

The Fund may lend securities with a value up to 33 1/3% of its assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Fund may lose money and there may be a delay in recovering the loaned securities. The Fund could also lose money if it does not recover the securities and/or the value of the collateral falls including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the Fund.

STATEMENT OF ADDITIONAL INFORMATION

If you would like further information about the Fund, including how it invests, please see the Statement of Additional Information.

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[ICON] Account Choices

PRICING OF SHARES

The Fund offers four classes of shares, each with its own sales charge and expense structure, allowing you to invest in the way that best suits your needs. Each share class represents an ownership interest in the same investment portfolio. When you choose your class of shares, you should consider the size of your investment and how long you plan to hold your shares. Your financial advisor or other financial intermediary can help you determine which share class is best suited to your personal financial goals.

The Fund’s shares are distributed by FAM Distributors, Inc. (the “Distributor”).

For example, if you select Class I or Class A shares, you generally pay the Distributor a sales charge at the time of purchase. If you buy Class A shares, you also pay out of Fund assets an ongoing account maintenance fee of 0.25%. You may be eligible for a sales charge reduction or waiver. Because account maintenance fees are paid out of Fund assets on an ongoing basis, over time these fees increase the cost of your investment and may cost more than paying other types of sales charges.

If you select Class B or Class C shares, you will invest the full amount of your purchase price, but you will be subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. Because these fees are paid out of the Fund’s assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. In addition, you may be subject to a deferred sales charge when you sell Class B or Class C shares.

Certain financial institutions may charge you additional fees in connection with transactions in Fund shares. The Investment Adviser, the Distributor or their affiliates may make payments out of their own resources to securities dealers and other financial intermediaries for providing services intended to result in the sale of Fund shares or for shareholder servicing activities.

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[ICON] Account Choices

To better understand the pricing of each class of the Fund’s shares, we have summarized the information below:

	Class I	Class A	Class B	Class C

Availability	Limited to certain investors including:
•  Current Class I
   beneficial
   shareholders.
•  Certain retirement
   plans.
•  Participants in certain
   programs sponsored
   by affiliates.
•  Certain investors
   participating in
   transaction fee
   programs.
•  Certain employees
   and affiliates of
   selected securities
   dealers and other
   financial
	intermediaries.	Generally available through selected securities dealers and other financial intermediaries.	Generally available through selected securities dealers and other financial intermediaries.	Generally available through selected securities dealers and other financial intermediaries.

Initial Sales Charge?	Yes. Payable at time of purchase. Lower sales charges available for larger investments.	Yes. Payable at time of purchase. Lower sales charges available for larger investments.	No. Entire purchase price is invested in shares of the Fund.	No. Entire purchase price is invested in shares of the Fund.

Deferred Sales Charge?	No. (May be charged for purchases over $1 million that are redeemed within one year.)	No. (May be charged for purchases over $1 million that are redeemed within one year.)	Yes. Payable if you redeem within six years of purchase.	Yes. Payable if you redeem within one year of purchase.

Account Maintenance and Distribution Fees?	No.	0.25% Account Maintenance Fee No Distribution Fee.	0.25% Account Maintenance Fee 0.75% Distribution Fee.	0.25% Account Maintenance Fee 0.75% Distribution Fee

Conversion to Class A shares?	No.	No.	Yes, automatically after approximately ten years.	No.

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[ICON] Account Choices

Right of Accumulation — permits you to pay the sales charge applicable to the cost or value (whichever is higher) of all shares you own in the Mercury mutual funds.

Letter of Intent — permits you to pay the sales charge that would be applicable if you add up all shares of Mercury mutual funds that you agree to buy within a 13 month period. Certain restrictions apply.

Class I and Class A Shares — Initial Sales Charge Options

If you select Class I or Class A shares, you will pay a sales charge at the time of purchase as shown in the following table.

Your Investment	As a % of Offering Price	As a % of Your Investment*	Dealer Compensation as a % of Offering Price

Less than $50,000	4.25%	4.44%	4.00%

$50,000 but less than $100,000	4.00%	4.17%	3.50%

$100,000 but less than $250,000	3.50%	3.63%	3.00%

$250,000 but less than $500,000	2.50%	2.56%	2.00%

$500,000 but less than $1,000,000	2.00%	2.04%	1.75%

$1,000,000 but less than $2,000,000**	0.00%	0.00%	0.50%

$2,000,000 and over**	0.00%	0.00%	0.25%

*	Rounded to the nearest one-hundredth percent.
**	If you invest $1,000,000 or more in Class I or Class A shares, you may not pay an initial sales charge. In that case, the Investment Adviser compensates the selling dealer or other financial intermediary from its own resources. However, if you redeem your shares within one year after purchase, you may be charged a deferred sales charge. This charge is 1.00% of the lesser of the original cost of the shares being redeemed or your redemption proceeds. A sales charge of 0.75% will be charged on purchases of $1,000,000 or more of Class I and Class A shares by certain employer-sponsored retirement or savings plans.

No initial sales charge applies to Class I or Class A shares that you buy through reinvestment of dividends.

A reduced or waived sales charge on a purchase of Class I or Class A shares may apply for:
•	Purchases under a Right of Accumulation or Letter of Intent
•	Certain trusts managed by banks, thrifts or trust companies including those affiliated with the Investment Adviser or its affiliates
•	Certain employer-sponsored retirement or savings plans
•	Certain investors, including directors or trustees of mutual funds sponsored by the Investment Adviser or its affiliates, employees of the Investment Adviser and its affiliates and employees of selected securities dealers

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[ICON] Account Choices

•	Certain programs of the Investment Adviser or its affiliates
•	Certain programs of selected securities dealers and other financial intermediaries that have an agreement with the Distributor or its affiliates
•	Shareholders who beneficially owned Investor Class shares before October 6, 2000

Only certain investors are eligible to buy Class I shares, including former Investor Class beneficial shareholders of the Fund, existing Class I beneficial shareholders of the Fund, certain retirement plans, participants in certain programs sponsored by the Investment Adviser or its affiliates and certain investors participating in transaction fee programs. Your financial advisor, selected securities dealer or other financial intermediary can help you determine whether you are eligible to buy Class I shares or to participate in any of these programs.

If you decide to buy shares under the initial sales charge alternative and you are eligible to buy both Class I and Class A shares, you should buy Class I shares since Class A shares are subject to a 0.25% account maintenance fee, while Class I shares are not.

If you redeem Class I or Class A shares and within 30 days buy new shares of the same class, you will not pay a sales charge on the new purchase amount. The amount eligible for this “Reinstatement Privilege” may not exceed the amount of your redemption proceeds. To exercise the privilege, contact your financial advisor, selected securities dealer, other financial intermediary or contact the Fund’s Transfer Agent at 1-800-236-4479.

Class B and Class C Shares — Deferred Sales Charge Options

If you select Class B or Class C shares, you do not pay an initial sales charge at the time of purchase. However, if you redeem your Class B shares within six years after purchase or Class C shares within one year after purchase, you may be required to pay a deferred sales charge. You will also pay distribution fees of 0.75% and account maintenance fees of 0.25% each year under a distribution plan that the Fund has adopted under Rule 12b-1 of the Investment Company Act of 1940. Because these fees are paid out of the Fund’s assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. The Distributor uses the money that it receives from the deferred sales charges and the distribution fees to cover the costs of marketing, advertising and compensating the financial advisor,

MERCURY TOTAL RETURN BOND FUND	19

[ICON] Account Choices

selected securities dealer or other financial intermediary who assists you in purchasing Fund shares.

Class B Shares

If you redeem Class B shares within six years after purchase, you may be charged a deferred sales charge. The amount of the charge gradually decreases as you hold your shares over time, according to the following schedule:

Year Since Purchase	Sales Charge*

0 – 1	4.00%

1 – 2	4.00%

2 – 3	3.00%

3 – 4	3.00%

4 – 5	2.00%

5 – 6	1.00%

6 and thereafter	0.00%

*	The percentage charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. Shares acquired through reinvestment of dividends are not subject to a deferred sales charge. Not all Mercury funds have identical deferred sales charge schedules. If you exchange your shares for shares of another Mercury fund, the higher charge will apply, if any would apply.

The deferred sales charge relating to Class B shares may be reduced or waived in certain circumstances, such as:
•	Certain post-retirement withdrawals from an IRA or other retirement plan if you are over 59 1/2 years old
•	Redemption by certain eligible 401(a) and 401(k) plans and certain retirement plan rollovers
•	Redemption in connection with participation in certain fee-based programs managed by the Investment Adviser or its affiliates
•	Redemption in connection with participation in certain fee-based programs managed by selected securities dealers or other financial intermediaries that have agreements with the Distributor or its affiliates or in connection with involuntary termination of an account in which Fund shares are held
•	Withdrawals resulting from shareholder death or disability as long as the waiver request is made within one year after death or disability or, if later, reasonably promptly following completion of probate

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[ICON] Account Choices

•	Withdrawal through the Systematic Withdrawal Plan of up to 10% per year of your Class B account value at the time the plan is established

Your Class B shares convert automatically into Class A shares approximately ten years after purchase. Any Class B shares received through reinvestment of dividends paid on converting shares will also convert at that time. Class A shares are subject to lower annual expenses than Class B shares. The conversion of Class B shares to Class A shares is not a taxable event for Federal income tax purposes.

Different conversion schedules may apply to Class B shares of different Mercury mutual funds. If you acquire your Class B shares in an exchange from another fund with a longer conversion schedule, the other fund’s conversion schedule will apply. If you exchange your Class B shares in the Fund for Class B shares of a fund with a longer conversion schedule, the other fund’s conversion schedule will apply. The length of time that you hold both the original and exchanged Class B shares in both funds will count toward the conversion schedule. The conversion schedule may be modified in certain other cases as well.

Class C Shares

If you redeem Class C shares within one year after purchase, you may be charged a deferred sales charge of 1.00%. The charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. You will not be charged a deferred sales charge when you redeem shares that you acquire through reinvestment of Fund dividends. The deferred sales charge relating to Class C shares may be reduced or waived in connection with involuntary termination of an account in which Fund shares are held and withdrawals through the Systematic Withdrawal Plan.

Class C shares do not offer a conversion privilege.

MERCURY TOTAL RETURN BOND FUND	21

[ICON] Account Choices

HOW TO BUY, SELL, TRANSFER AND EXCHANGE SHARES

The chart on the following pages summarizes how to buy, sell, transfer and exchange shares through your financial advisor, selected securities dealer, broker, investment adviser, service provider or other financial intermediary. You may also buy shares through the Transfer Agent. To learn more about buying shares through the Transfer Agent, call 1-888-763-2260 Because the selection of a mutual fund involves many considerations, your financial advisor, selected securities dealer or other financial intermediary may help you with this decision. The Fund does not issue share certificates.

Because of the high costs of maintaining smaller shareholder accounts, the Fund may redeem the shares in your account (without charging any deferred sales charge) if the net asset value of your account falls below $500 due to redemptions you have made. You will be notified that the value of your account is less than $500 before the Fund makes an involuntary redemption. You will then have 60 days to make an additional investment to bring the value of your account to at least $500 before the Fund takes any action. This involuntary redemption does not apply to retirement plans or Uniform Gifts or Transfers to Minors Act accounts.

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[ICON] Account Choices

If you want to	Your choices	Information important for you to know

Buy Shares	First, select the share class appropriate for you	Refer to the pricing of shares table on page 17. Be sure to read this prospectus carefully.

Next, determine the amount of your investment	The minimum initial investment for the Fund is $1,000 for all accounts except:
   •  $500 for certain fee-based programs
   •  $100 for retirement plans
(The minimums for initial investments may be waived under certain circumstances.)

Have your financial advisor, selected securities dealer or other financial intermediary submit your purchase order	The price of your shares is based on the next calculation of net asset value after receipt of your order. Purchase orders received prior to the close of regular trading on the New York Stock Exchange (generally, 4:00 p.m. Eastern time) are priced at the net asset value determined that day. Certain financial intermediaries, however, may require submission of orders prior to that time.

Purchase orders placed after that time are received at the net asset value determined on the next business day. The Fund may reject any order to buy shares and may suspend the sale of shares at any time. Certain financial intermediaries may charge a fee to process a purchase. For example, Merrill Lynch, Pierce, Fenner & Smith Incorporated currently charges a $5.35 processing fee. The fees charged by other financial intermediaries may be higher or lower.

	Or contact the Transfer Agent	To purchase shares directly, call the Transfer Agent at 1-888-763-2260 and request a purchase application. Mail the completed purchase application to the Transfer Agent at the address on the inside back cover of this prospectus.

Add to Your Investment	Purchase additional shares	The minimum investment for additional purchases is generally $100 except:
   •  $50 for certain fee-based programs
   •  $1 for retirement plans
(The minimums for additional purchases may be waived under certain circumstances.)

	Acquire additional shares through the automatic dividend reinvestment plan	All dividends are automatically reinvested without a sales charge.

	Participate in the automatic investment plan	You may invest a specific amount on a periodic basis through your selected securities dealer or other financial intermediary. The current minimum for such automatic reinvestments is $100. The minimum may be waived or revised under certain circumstances.

MERCURY TOTAL RETURN BOND FUND	23

[ICON] Account Choices

If you want to	Your choices	Information important for you to know

Transfer Shares to Another Selected Securities Dealer or Other Financial Intermediary	Transfer to a participating securities dealer or other financial intermediary	You may transfer your Fund shares to another selected securities dealer or other financial intermediary if authorized dealer agreements are in place between the Distributor and the transferring intermediary and the Distributor and the receiving intermediary. Certain shareholder services may not be available for all transferred shares. You may only purchase additional shares of funds previously owned before the transfer. All future trading of these shares must be coordinated by the receiving intermediary.

	Transfer to a non-participating securities dealer or other financial intermediary	You must either: • Transfer your shares to an account with the Transfer Agent; or • Sell your shares, paying any applicable deferred sales charge.

Sell Your Shares	Have your financial advisor, selected securities dealer or other financial intermediary submit your sales order	The price of your shares is based on the next calculation of net asset value after receipt of your order. For your redemption request to be priced at the net asset value on the day of your request, you must submit your request to your selected securities dealer or other financial intermediary prior to that day’s close of regular trading on the New York Stock Exchange (generally 4:00 p.m. Eastern time). Certain financial intermediaries, however, may require submission of orders prior to that time. Redemption requests placed after that time are priced at the net asset value at the close of business on the next business day. Certain financial intermediaries may charge a fee to process a sale of shares. For example, Merrill Lynch, Pierce, Fenner & Smith Incorporated currently charges a $5.35 processing fee. No processing fee is charged if you redeem the shares directly through the Transfer Agent. The fees charged by other financial intermediaries may be higher or lower. The Fund may reject an order to sell shares under certain circumstances

	Sell through the Transfer Agent	You may sell shares held at the Transfer Agent by writing to the Transfer Agent at the address on the inside back cover of this prospectus. All shareholders on the account must sign the letter. A signature guarantee will generally be required but may be waived in certain limited circumstances. You can obtain a signature guarantee from a bank, securities dealer, securities broker, credit union, savings association, national securities exchange and registered securities association. A notary public seal will not be acceptable. The Transfer Agent will normally mail redemption proceeds within seven days following receipt of a properly completed request. If you make a redemption request before the Fund has collected payment for the purchase of shares, the Fund or the Transfer Agent may delay mailing your proceeds. This delay will usually not exceed ten days. You may also sell shares held at the Transfer Agent by telephone request if the amount being sold is less than $50,000 and if certain other conditions are met. Contact the Transfer Agent at 1-888-763-2260 for details.

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[ICON] Account Choices

If you want to	Your choices	Information important for you to know

Sell Shares Systematically	Participate in the Fund’s Systematic Withdrawal Plan	You can choose to receive systematic payments from your Fund account either by check or through direct deposit to your bank account on a monthly or quarterly basis. You can generally arrange through your selected securities dealer or other financial intermediary for systematic sales of shares of a fixed dollar amount on a monthly, bi-monthly, quarterly, semi-annual or annual basis, subject to certain conditions. Under either method, you must have dividends automatically reinvested.

For Class B and Class C shares, your total annual withdrawals cannot be more than 10% per year of the value of your shares at the time your plan is established. The deferred sales charge is waived for systematic redemptions. Ask your financial intermediary for details.

Exchange Your Shares	Select the fund into which you want to exchange. Be sure to read that fund’s prospectus	You can exchange your shares of the Fund for shares of other Mercury mutual funds or for shares of the Summit Cash Reserves Fund. You must have held the shares used in the exchange for at least 15 calendar days before you can exchange to another fund.

Each class of Fund shares is generally exchangeable for shares of the same class of another Mercury fund. If you own Class I shares and wish to exchange into a fund in which you have no Class I shares (and are not eligible to buy Class I shares), you will exchange into Class A shares. If you own Class I or Class A shares and wish to exchange into Summit, you will exchange into Class A shares of Summit. Class B or Class C shares can be exchanged for Class B shares of Summit.

Some of the Mercury mutual funds may impose a different initial or deferred sales charge schedule. If you exchange Class I or Class A shares for shares of a fund with a higher initial sales charge than you originally paid, you may be charged the difference at the time of exchange. If you exchange Class B or Class C shares for shares of a fund with a different deferred sales charge schedule, the higher schedule will generally apply. The time you hold Class B or Class C shares in both funds will count when determining your holding period for calculating a deferred sales charge at redemption. Your time in both funds will also count when determining the holding period for a conversion from Class B to Class A shares.

To exercise the exchange privilege, contact your financial advisor, selected securities dealer or other financial intermediary or call the Transfer Agent at 1-888-763-2260.

Although there is currently no limit on the number of exchanges that you can make, the exchange privilege may be modified or terminated at any time in the future.

MERCURY TOTAL RETURN BOND FUND	25

[ICON] Account Choices

Net asset value — the market value in U.S. dollars of the Fund’s total assets after deducting liabilities, divided by the number of shares outstanding.

Short-term or excessive trading into and out of the Fund may harm performance by disrupting portfolio management strategies and by increasing expenses. Accordingly, the Fund may reject any purchase orders, including exchanges, particularly from market timers or investors who, in Fund management’s opinion, have a pattern of short-term or excessive trading or whose trading has been or may be disruptive to the Fund. For these purposes, Fund management may consider an investor’s trading history in the Fund or other Mercury funds, and accounts under common ownership or control.

HOW SHARES ARE PRICED

When you buy shares, you pay the net asset value, plus any applicable sales charge. This is the offering price. Shares are also redeemed at their net asset value, minus any applicable deferred sales charge. The Fund calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open as of the close of business on the Exchange, based on prices at the time of closing. The Exchange generally closes at 4:00 p.m. Eastern time. If events that are expected to materially affect the value of securities traded in other markets occur between the close of those markets and the close of business on the New York Stock Exchange, those securities may be valued at their fair value. The net asset value used in determining your share price is the next one calculated after your purchase or redemption order is placed. Foreign securities owned by the Fund may trade on weekends or other days when the Fund does not price its shares. As a result, the Fund’s net asset value may change on days when you will not be able to purchase or redeem the Fund’s shares.

The Fund may accept orders from certain authorized financial intermediaries or their designees. The Fund will be deemed to receive an order when accepted by the intermediary or designee and the order will receive the net asset value next computed by the Fund after such acceptance. If the payment for a purchase order is not made by a designated later time, the order will be canceled and the financial intermediary could be held liable for any losses.

Generally, Class I shares will have the highest net asset value because that class has the lowest expenses, and Class A shares will have a higher net asset value than Class B or Class C shares. Also dividends paid on Class I and Class A shares will generally be higher than dividends paid on Class B and Class C shares because Class I and Class A shares have lower expenses.

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[ICON] Account Choices

Dividends — ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Fund shares as they are paid.

PARTICIPATION IN FEE-BASED PROGRAMS

If you participate in certain fee-based programs offered by the Investment Adviser or an affiliate of the Investment Adviser, or in certain transaction fee programs sponsored by selected securities dealers or other financial intermediaries that have an agreement with the Distributor, you may be able to buy Class I shares at net asset value, including by exchanges from other share classes. Sales charges on the shares being exchanged may be reduced or waived under certain circumstances.

You generally cannot transfer shares held through a fee-based program into another account. Instead, you will have to redeem your shares held through the program and purchase shares of another class, which may be subject to distribution and account maintenance fees. This may be a taxable event and you will pay any applicable sales charges.

If you leave one of these programs, your shares may be redeemed or automatically exchanged into another class of the Fund’s shares or into the Summit fund. The class you receive may be the class you originally owned when you entered the program, or in certain cases, a different class. If the exchange is into Class B shares, the period before conversion to Class A shares may be modified. Any redemption or exchange will be at net asset value. However, if you participate in the program for less than a specified period, you may be charged a fee in accordance with the terms of the program.

Details about these features and the relevant charges are included in the client agreement for each fee-based program and are available from your financial advisor, selected securities dealer or other financial intermediary.

DIVIDENDS AND TAXES

The Fund will distribute any net investment income monthly and any net realized long-term or short-term capital gains at least annually. The Fund may also pay a special distribution at the end of the calendar year to comply with Federal tax requirements. Dividends may be reinvested automatically in shares of the Fund at net asset value without a sales charge or may be taken in cash. If your account is with a securities dealer or other financial intermediary that has an agreement with the Fund, contact your dealer or intermediary about which option you would like. If your account is with the Transfer Agent and you would like to receive dividends in cash, contact the Transfer Agent. Although this cannot be predicted with any certainty, the Fund anticipates that the majority of

MERCURY TOTAL RETURN BOND FUND	27

[ICON] Account Choices

“Buying a dividend”

Unless your investment is in a tax-deferred account, you may want to avoid buying shares shortly before the Fund pays a dividend. The reason? If you buy shares when a fund has realized but not yet distributed ordinary income or capital gains, you will pay the full price for the shares and then receive a portion of the price back in the form of a taxable dividend. Before investing you may want to consult your tax adviser.

its dividends, if any, will consist of ordinary income. Capital gains paid by the Fund, if any, may be taxable to you at different rates, depending, in part, on how long the Fund has held the assets sold.

You will pay tax on dividends from the Fund whether you receive them in cash or additional shares. If you redeem Fund shares or exchange them for shares of another fund, you will generally be treated as having sold your shares and any gain on the transaction may be subject to tax. Capital gains dividends are generally taxed at different rates than ordinary income dividends. In addition, dividends from the Fund may be subject to state and local income taxes.

Dividends and interest received by the Fund may give rise to withholding and other taxes imposed by foreign countries. Tax conventions between certain countries and the United States may reduce or eliminate such taxes.

If you are neither a lawful permanent resident nor a citizen of the United States or if you are a foreign entity, the Fund’s ordinary income dividends (which include distributions of net short-term capital gains over net long-term capital losses) will generally be subject to a 30% U.S. withholding tax, unless a lower treaty rate applies.

By law, your dividends and redemption proceeds will be subject to a withholding tax if you have not provided a taxpayer identification number or social security number or if the number you have provided is incorrect.

This section summarizes some of the consequences under current Federal income tax law of an investment in the Fund. It is not a substitute for personal tax advice. Consult your personal tax adviser about the potential tax consequences of an investment in the Fund under all applicable tax laws.

28	MERCURY TOTAL RETURN BOND FUND

[ICON] The Management Team

MANAGEMENT OF THE FUND

Mercury Advisors, the Fund’s Investment Adviser, manages the Fund’s investments under the overall supervision of the Board of Trustees. The Investment Adviser has the responsibility for making all investment decisions for the Fund. For the fiscal year ended June 30, 2002, the Trust paid the Investment Adviser an investment advisory fee at the annual rate of 0.30% of the average daily net assets of the Total Return Bond Master Portfolio. For that same fiscal year, the Fund paid the Investment Adviser an administrative fee at the annual rate of 0.25% of the average daily net assets of the Fund.

The Investment Adviser was organized as an investment adviser in 1976 and offers investment advisory services to more than 50 registered investment companies. The Investment Adviser and its affiliates had approximately $451 billion in investment company and other portfolio assets under management as of September 2002.

The Fund is a series of Mercury Funds II, formerly known as Mercury HW Funds.

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[ICON] The Management Team

MASTER/FEEDER STRUCTURE

The Fund is a “feeder” fund that invests all of its assets in the Total Return Bond Master Portfolio of the Trust. (Except where indicated, this prospectus uses the term “Fund” to mean this feeder fund and the Total Return Bond Master Portfolio taken together.) Investors in the Fund will acquire an indirect interest in the Total Return Bond Master Portfolio.

The Total Return Bond Master Portfolio may accept investments from other feeder funds, and all the feeders of the Total Return Bond Master Portfolio bear the Portfolio’s expenses in proportion to their assets. This structure may enable the Fund to reduce costs through economies of scale. A larger investment portfolio may also reduce certain transaction costs to the extent that contributions to and redemptions from the Portfolio from different feeders may offset each other and produce a lower net cash flow.

However, each feeder fund can set its own transaction minimums, fund-specific expenses, and other conditions. This means that one feeder fund could offer access to the Total Return Bond Master Portfolio on more attractive terms, or could experience better performance, than another feeder fund. Information about other feeder funds is available by calling 1-888-763-2260.

Whenever the Total Return Bond Master Portfolio holds a vote of its feeder funds, the Fund will pass the vote through to its own shareholders. Smaller feeder funds may be harmed by the actions of larger feeder funds. For example, a larger feeder fund could have more voting power than the Fund over the operations of the Total Return Bond Master Portfolio.

The Fund may withdraw from the Total Return Bond Master Portfolio at any time and may invest all of its assets in another pooled investment vehicle or retain an investment adviser to manage the Fund’s assets directly.

30	MERCURY TOTAL RETURN BOND FUND

[ICON] The Management Team

FINANCIAL HIGHLIGHTS

The Financial Highlights tables are intended to help you understand the Fund’s financial performance for the periods shown. Certain information reflects financial results for a single Fund share. The total returns in the tables represent the rate that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions). The information for the fiscal years ended June 30, 2002 and June 30, 2001 were audited by Ernst & Young LLP. The auditor’s report and the Fund’s financial statements are included in the Fund’s Annual Report, which is available upon request. Information for fiscal periods ended June 30, 2000 and earlier were audited by other auditors. Further performance information is contained in the annual report.

	Class I (1)						Class A (1)
Increase (Decrease) in	For the Year Ended June 30,						For the Year Ended June 30,				For the Period June 2, 1999 (2) to June 30,
Net Asset Value:	2002		2001(3)	2000	1999	1998	2002		2001(3)	2000	1999

Per Share Operating Performance:

Net asset value, beginning of period	$12.48		$12.33	$12.85	$13.46	$13.04	$12.46		$12.33	$12.85	$12.88

Investment income — net	.68	†††	.83	.86	.81	.89	.68	†††	.78	.80	.06

Realized and unrealized gain (loss) on investments and from the Portfolio — net	.40		.15	(.54)	(.49)	.50	.38		.15	(.51)	(.03)

Total from investment operations	1.08		.98	.32	.32	1.39	1.06		.93	.29	.03

Less dividends and distributions: Investment income — net	(.70)		(.83)	(.84)	(.83)	(.97)	(.67)		(.80)	(.81)	(.06)
Realized gain on investments — net	—		—	—	(.10)	—	—		—	—	—

Total dividends and distributions	(.70)		(.83)	(.84)	(.93)	(.97)	(.67)		(.80)	(.81)	(.06)

Net asset value, end of period	$12.86		$12.48	$12.33	$12.85	$13.46	$12.85		$12.46	$12.33	$12.85

Total Investment Return:**

Based on net asset value per share	8.78%		8.18%	2.59%	2.30%	11.04%	8.60%		7.76%	2.37%	.23%†

Ratios to Average Net Assets:

Expenses, net of reimbursement(4)	.65%		.65%	.65%	.65%	.65%	.90%		.90%	.90%	.90%*

Expenses(4)	1.08%		.93%	.92%	.79%	1.02%	1.32%		1.18%	1.17%	1.18%*

Investment income — net	5.28%		6.60%	6.80%	5.78%	6.65%	5.32%		6.31%	6.55%	6.26%*

Supplemental Data:

Net assets, end of period (in thousands)	$63,268		$86,849	$100,372	$124,320	$45,250	$58,547		$66,908	$43,940	$350

Portfolio turnover	208.91	%***	276.08%††	247%	233%	195%	208.91	%***	276.08%††	247%	233%

*	Annualized.
**	Total investment returns exclude the effects of sales charges. The Portfolio’s investment adviser reimbursed a portion of the Fund’s expenses. Without such reimbursement, the Fund’s performance would have been lower.
***	Portfolio turnover from the Portfolio.
(1)	Prior to October 6, 2000, Class I shares were designated Investor Class shares and Class A shares were designated Distributor Class shares.
(2)	Commencement of operations.
(3)	On October 6, 2000, the Fund converted from a fund of a stand-alone investment company to a “feeder” fund that seeks to achieve its investment objective by investing all of its assets in the Portfolio, a fund of the Master Trust that has the same investment objective as the Fund. All investments will be made at the Portfolio level. This structure is sometimes called a “master/feeder” structure.
(4)	Includes the Fund’s share of the Portfolio’s allocated expenses.
†	Aggregate total investment return.
††	Portfolio turnover from the Portfolio for the period October 6, 2000 (commencement of operations for the Portfolio) to June 30, 2001.
†††	Based on average shares outstanding.

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[ICON] The Management Team

FINANCIAL HIGHLIGHTS (concluded)
	Class B				Class C
Increase (Decrease) in Net Asset Value:	For the Year Ended June 30, 2002		For the Period October 6, 2000(1) to June 30, 2001		For the Year Ended June 30, 2002		For the Period October 6, 2000(1) to June 30, 2001

Per Share Operating Performance:

Net asset value, beginning of period	$12.42		$12.38		$12.26		$12.38

Investment income — net	.61	***	.55		.62	***	.41

Realized and unrealized gain on investments and from the Portfolio — net	.42		.07		.38		.09

Total from investment operations	1.03		.62		1.00		.50

Less dividends from investment income — net	(.64)		(.58)		(.64)		(.62)

Net asset value, end of period	$12.81		$12.42		$12.62		$12.26

Total Investment Return:**

Based on net asset value per share	8.31%		5.08	%†	8.29%		4.10	%†

Ratios to Average Net Assets:

Expenses, net of reimbursement (2)	1.16%		1.40	%*	.89%		.43	%*

Expenses (2)	1.57%		1.65	%*	1.30%		.43	%*

Investment income — net	4.91%		5.63	%*	4.93%		3.97	%*

Supplemental Data:

Net assets, end of period (in thousands)	$388		$146		$6		—

Portfolio turnover from the Portfolio	208.91	%†††	276.08	%††	208.91	%†††	276.08	%††

*	Annualized.
**	Total investment returns exclude the effects of sales charges. The Portfolio’s investment adviser reimbursed a portion of the Fund’s expenses. Without such reimbursement, the Fund’s performance would have been lower.
***	Based on average shares outstanding.
(1)	Commencement of operations.
(2)	Includes the Fund’s share of the Portfolio’s allocated expenses.
†	Aggregate total investment return.
††	Portfolio turnover from the Portfolio for the period October 6, 2000 (commencement of operations for the Portfolio) to June 30, 2001.
†††	Portfolio turnover from the Portfolio.

32	MERCURY TOTAL RETURN BOND FUND

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MERCURY TOTAL RETURN BOND FUND

Fund Mercury Total Return Bond Fund of Mercury Funds II 800 Scudders Mill Road Plainsboro, New Jersey 08536 (609) 282-2800

Investment Adviser Mercury Advisors 800 Scudders Mill Road Plainsboro, New Jersey 08536

Transfer Agent
Financial Data Services, Inc.
Administrative Offices:
4800 Deer Lake Drive East
Jacksonville, Florida 32246-6484

Mailing Address:
P.O. Box 41621
Jacksonville, Florida 32232-1621
(888-763-2260)

Independent Auditors Ernst & Young LLP 99 Wood Avenue South P.O. Box 751 Iselin, New Jersey 08830-0471

Distributor FAM Distributors, Inc. P.O. Box 9081 Princeton, New Jersey 08543-9081

Custodian Brown Brothers Harriman & Co. 40 Water Street Boston, Massachusetts 02109-3661

Counsel Clifford Chance US LLP 200 Park Avenue New York, New York 10166

MERCURY TOTAL RETURN BOND FUND

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SHAREHOLDER REPORTS

Additional information about the Fund’s investments will be available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report you will find a discussion of the relevant market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain these reports at no cost by calling 1-888-763-2260.

The Fund will send you one copy of each shareholder report and certain other mailings, regardless of the number of Fund accounts you have. To receive separate shareholder reports for each account, call your financial consultant or other financial intermediary or write to the Transfer Agent at its mailing address. Include your name, address, tax identification number and brokerage or mutual fund account number. If you have any questions, please call your financial advisor, other financial intermediary, or the Transfer Agent at
1-888-763-2260.

STATEMENT OF ADDITIONAL INFORMATION

The Fund’s Statement of Additional Information contains further information about the Fund and is incorporated by reference (legally considered to be part of this prospectus). You may request a free copy by writing or calling the Fund at Financial Data Services, Inc., P.O. Box 41621, Jacksonville, Florida 32232-1621 or by calling 1-888-763-2260.

Contact your financial advisor, other financial intermediary, or the Fund at the telephone number or address indicated on the inside back cover of this prospectus if you have any questions.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Call 1-202-942-8090 for information on the operation of the public reference room. This information is also available on the SEC’s Internet Site at http://www.sec.gov and copies may be obtained, upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.

You should rely only on the information contained in this Prospectus. No one is authorized to provide you with information that is different from the information in this prospectus.

Investment Company Act File #811-4182 Code # MHW-P-1050-1002 ©Mercury Advisors

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800 Scudders Mill Road Plainsboro, New Jersey 08536 FAM Distributors, Inc. Member NASD